Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Reports First Quarter Results:
Record Growth in Checking Accounts with Balances up 83%; Total Loans Increased 8%

Everett, WA – April 21, 2009 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported financial results for the first quarter 2009.  During the quarter Cascade increased its provision for loan losses to $13.9 million, and as a result, reported a net loss of $4.8 million.  Income available for common shareholders, which adjusts for the dividends to the U.S. Treasury paid on preferred stock, was a loss of $5.3 million or $0.44 per diluted share, in the first quarter of 2009, compared to earnings of $2.6 million, or $0.21 per diluted share in the first quarter a year ago.

“Our underlying business performance for the quarter was strong, with steady loan growth and record checking deposit growth.  Total loans grew 8% year over year.  Checking deposits were up 83% year over year and 46% from the prior quarter,” stated Carol K. Nelson, President and CEO. “Net interest income for the quarter was up 6%, and pre-tax, pre-provision, pre-Other Than Temporary Impairment (OTTI) earnings were up 17% compared to the year ago quarter.”

“By increasing our provision for loan losses, we have taken a proactive step to continue to stay ahead of the real estate and credit cycle curves,” added Nelson.  “Our decision to build reserves is consistent with Cascade’s historically strong credit culture and practices.” Nonperforming loans (NPLs) represented 4.05% of total loans at March 31, 2009, compared to 3.20% or $40.3 million at the end of the preceding quarter and 1.50% or $17.3 million at March 31, 2008.

The increased provision exceeded net charge-offs of $5.3 million by $8.6 million which allowed Cascade to continue to build its allowance for loan losses. The allowance for loan losses to total loans increased from 1.31% at December 31, 2008, to 2.01% at March 31, 2009.

Items unique in the analysis of first quarter results include:

•	Larger than historical provision for loan losses of $13.9 million.

•	Fair value gain on Trust Preferred Securities of $1.8 million that represents the downward mark to market adjustment to value of Cascade’s $10.0 million 11% TPS obligation.

•	Washington Public Deposit Protection Commission (WPDPC) assessment for public deposits of $368,000 arising from the failure of the Bank of Clark County.

•	Increased regular FDIC insurance premiums of $391,000, up 1,500% from first quarter 2008.

•	The further OTTI mark to market of Fannie Mae and Freddie Mac Preferred Stock of $858,000.

 1Q09 Financial Highlights:  (compared to 1Q08)

•	Increased loan loss provision to $13.9 million.

•	Allowance for loan losses to total loans grew to 2.01% at quarter end.

•	Capital ratios remain strong: Tier 1 Capital Ratio at 9.66%; Risk Based Capital Ratio at 13.02%.

•	Total loans increased 8% to $1.25 billion.

•	Total deposits grew 7% to $1.02 billion.

•	Total checking account balances increased 83%:

•	Personal checking account balances grew 100%.

•	Business checking account balances grew 70%.

•	Total assets increased 10% to $1.66 billion.

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Cascade Financial – 1Q09 Results
April 21, 2009

Loan Portfolio

Total loans decreased by $7.4 million in the first quarter from the end of the year, but increased 8% or $98.0 million on a year over year basis to $1.25 billion as of March 31, 2009.  Cascade has not engaged in the practice of subprime residential lending and the loan portfolio does not contain any such loans.

Cascade continues to work diligently to meet the credit needs of its community.  As a participant in the U.S. Treasury’s Capital Purchase Program, Cascade has increased its focus on residential lending as it works to strengthen the health of the housing market.  For example, Cascade has developed a special lending program to help its builders/developers sell homes by offering low rate, low down payment loans to qualified buyers.

“While the issuance of preferred shares in November has enabled Cascade to increase its lending, total loans were down as payoffs, pay downs and fortfeitures and foreclosures exceeded new loan originations of $29.0 million for the first quarter,” said Lars Johnson, Chief Financial Officer.  “The slower loan growth is also in response to reduced market demand as borrowers remain hesitant to increase their obligations in the face of turbulent capital markets and a weakening economy.”

Construction loans outstanding decreased 17% to $343 million at March 31, 2009, compared to $411 million a year ago.  In addition to payoffs, this reduction was due to the completion of projects which were moved to the commercial real estate and multifamily portfolios as well as the transfer of $9.1 million of nonperforming loans to the Real Estate Owned (REO) category.  Commercial real estate loans increased 53% to $176 million partially as a result of the reclassifications of $49.0 million from real estate construction as projects were completed and met the required cash flow/debt coverage ratio requirements.  Permanent multifamily loans increased substantially from year ago levels to $96.8 million, partly as a result of reclassifications of $14.0 million from real estate construction as projects were completed and met rental goals.  Business loans increased 2% over the same period to $477 million.  Home equity and consumer loans increased 9% to $30.6 million, while residential loans grew 25% to $127 million.

The following table shows loans in each category:  (3/31/09 compared to 12/31/08 and 3/31/08)

LOANS ($ in 000's)	March 31, 2009	December 31, 2008	March 31, 2008	One Year Change
Business	$477,220	$485,060	$469,940	2%
R/E Construction	342,796	406,505	411,189	-17%
Commercial R/E	176,356	122,951	115,087	53%
Multifamily	96,758	86,864	26,964	259%
Home equity/consumer	30,567	30,772	28,142	9%
Residential	127,176	126,089	101,768	25%
Total loans	$1,250,873	$1,258,241	$1,153,090	8%

Credit Quality

Nonperforming loans (NPLs) increased during the quarter to $50.6 million, which represented 4.05% of total loans at March 31, 2009, compared to 3.20% three months earlier.  Additions to nonperforming loans for the quarter were comprised of $23.7 million of construction loans less $9.1 million transferred to REO, a $2.3 million reduction through the partial charge-offs of existing NPLs, and $2.0 million in pay downs.  NPLs were $40.3 million at the end of the preceding quarter and $17.3 million at March 31, 2008.

The following table shows nonperforming loans in each category: (3/31/09 compared to 12/31/08 and 3/31/08)

NONPERFORMING LOANS ($ in 000's)	March 31, 2009	December 31, 2008	March 31, 2008
Construction	$49,713	$38,972	$16,783
Business	730	1,149	293
Residential	155	155	80
Consumer	4	2	112
Total nonperforming loans	$50,602	$40,278	$17,268

“As the Puget Sound housing market remains weak and continues to present challenges, we continue to build our allowance for loan losses, with a provision expense of $13.9 million during the first quarter compared to net charge-offs of $5.3 million,” said Disotell. Charge-offs during first quarter were comprised of $3.5 million in impairment of the value of real estate collateral on construction and acquisition and development loans; a $1.3 million write-down on property taken into REO; and a $420,000 charge-off on the liquidation of a business

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Cascade Financial – 1Q09 Results
April 21, 2009

loan.  Net charge-offs were $506,000 in the previous quarter and $1.5 million in the first quarter a year ago.  “We are actively managing our loan portfolio, working with our customers to navigate through this challenging economy,” added Disotell.  During the first quarter, $7.7 million was transferred to REO (net of charge-offs) resulting in total REO of $9.1 million at March 31, 2009.  REO was $1.4 million at December 31, 2008.

Nonperforming assets were 3.60% of total assets at March 31, 2009, compared to 2.55% at the end of the preceding quarter, and 1.16% a year ago.  The total allowance for loan losses, which includes an $88,000 allowance for off-balance sheet loan commitments, was $25.1 million at quarter-end, equal to 2.01% of total loans compared to 1.31% at December 31, 2008, and 1.10% as of March 31, 2008.

Loans delinquent 31-90 days totaled $4.1 million, or 0.33% of total loans at March 31, 2009, compared to $9.0 million, or 0.73% of total loans at December 31, 2008 and $2.9 million, or 0.25% of total loans at March 31, 2008.  The bank had one loan that was 90 days or more past due and still accruing totaling $1.9 million at March 31, 2009.

Deposit Growth

“We continued to successfully grow our total checking account balances, which were up $86.1 million, or 46% from the prior quarter and up $123.9 million, or 83% compared to a year ago,” said Nelson.  “This increase in core low-cost deposits keeps our funding costs down and improves our net interest margin.  It also demonstrates the effectiveness of our strong sales culture and continued success of our High Performance Checking program.”  Personal checking account balances grew by 100% or $64.7 million over the last twelve months and business checking balances grew 70% or $59.2 million during the same time period.  The growth in business checking balances was the combination of higher business escrow account balances, and the movement of $40.0 million of public funds previously in money market accounts and CDs into insured checking accounts.

The following table shows deposits in each category:  (3/31/09 compared to 12/31/08 and 3/31/08)

DEPOSITS ($ in 000's)	March 31, 2009	December 31, 2008	March 31, 2008	One Year Change
Personal checking accounts	$129,549	$102,123	$64,827	100%
Business checking accounts	143,430	84,720	84,247	70%
Total checking accounts	272,979	186,843	149,074	83%
Savings and MMDA	135,917	204,035	358,646	-62%
CDs	606,467	615,904	443,755	37%
Total deposits	$1,015,363	$1,006,782	$951,475	7%

Total assets grew $22.0 million in the first quarter from the year end and $156 million year over year to $1.66 billion as of March 31, 2009, which is a 10% increase from March 31, 2008.  The investment portfolio increased by $28.0 million during the quarter to $285 million.  On a year over year basis, the growth in assets resulted from the $98.0 million loan growth, the $21.0 million in investment growth and an increase of $33.0 million in interest bearing deposits.

Capital Management

Cascade remains well capitalized for regulatory purposes with a Tier 1 Capital Ratio of 9.66% and Risk Based Capital Ratio of 13.02% as of March 31, 2009.  Book value per common share was $9.86 at quarter-end, compared to $10.27 a year ago and tangible book value was $7.80 per common share at quarter-end, compared to $8.18 a year ago.

In March 2009, Cascade announced a reduction in its first quarter cash dividend to $0.01 per common share.  “The decision to conserve capital through a reduction in the dividend will further strengthen our ability to grow profitably and weather this uncertain economic environment," said Nelson.

On November 24, 2008, Cascade completed its $39.0 million capital raise as a participant in the U.S. Treasury Department’s Capital Purchase Program.  Under the terms of the transaction the company issued 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock, and a warrant to purchase 863,442 shares of the company’s common stock at an exercise price of $6.77 per share.  The preferred stock carries a 5% coupon for five years, and 9% thereafter.

Operating Results

First quarter net interest income increased 6% to $11.1 million, compared to $10.5 million for the first quarter of 2008.  Total other income increased 47% to $3.6 million for the quarter, compared to $2.5 million in the first quarter a year ago, as FAS 159 fair value gains increased 487% from the first quarter a year ago. This fair value gain reflects the mark to market as of March 31, 2009 of the Company’s 11% Trust Preferred Securities obligation.

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Cascade Financial – 1Q09 Results
April 21, 2009

Total other expense was $8.6 million in the first quarter of the year compared to $6.9 million in the first quarter a year ago.  The main increases in expense were the $368,000 assessment from the Washington Public Deposit Protection Commission concerning the Bank of Clark County, a $364,000 increase in FDIC premiums and the $858,000 OTTI charge taken during the first quarter of 2009 to position agency preferred securities for potential sale.  Compensation and personnel expenses, which included the cost of the new Burlington branch which opened in May 2008, were up $100,000 for the quarter.  Salary and bonus expense were down $55,000.

The efficiency ratio excluding the OTTI charge improved to 52.4% in the first quarter of 2009 compared to 55.3% in the previous quarter and 53.6% in the first quarter a year ago.

Net Interest Margin & Interest Rate Risk

Cascade’s net interest margin improved to 3.03% for the first quarter of 2009 compared to 3.01% in the immediate prior quarter and 3.02% for the first quarter a year ago.  “We made steady progress on reducing our branch cost of deposits and implementing floors on our variable rate loans, which helped our net interest margin during the first quarter,” said Johnson.  “Our yield on earning assets dropped 24 basis points compared to the previous quarter, and the cost of interest-bearing liabilities decreased by 31 basis points.”

The following table depicts Cascade’s yield on assets, its cost of funds and the resulting spread and margin:

	1Q09	4Q08	3Q08	2Q08	1Q08	4Q07	3Q07	2Q07	1Q07
Asset yield	5.83%	6.07%	6.67%	6.31%	6.62%	7.20%	7.29%	7.30%	7.17%
Liability cost	3.02%	3.33%	3.44%	3.51%	4.03%	4.32%	4.42%	4.39%	4.38%

Spread	2.81%	2.74%	3.23%	2.80%	2.59%	2.88%	2.87%	2.91%	2.79%
Margin	3.03%	3.01%	3.52%	3.17%	3.02%	3.38%	3.37%	3.37%	3.26%

Conference Call

Cascade’s management team will host a conference call on Wednesday, April 22, 2009, at 11:00 a.m. PDT (2:00 p.m. EDT).  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (800) 218-8862 to participate in the live call.  A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11128046#.

Annual Meeting

Cascade will hold its Annual Meeting of Shareholders at the Everett Golf and Country Club, 1500 52nd Street SE, Everett, Washington, at 6:30 p.m. on Tuesday, April 28, 2009.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 21 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend and Burlington, with a new branch in Edmonds slated to open in May 2009.

In April 2009, Cascade was ranked #5 on the Puget Sound Business Journal’s list of largest bank companies headquartered in the Puget Sound area. In September 2008, President and CEO Carol K. Nelson was named to U.S. Banker magazine’s list of “25 Women to Watch” in its annual ranking of the 25 Most Powerful Women in Banking and Finance.  In June 2008, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.

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Cascade Financial – 1Q09 Results
April 21, 2009

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP).  These measures include return on tangible equity and tangible book value per share, efficiency ratio and earnings per share before OTTI.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Reform Act.  CASB’s actual results may differ materially from those included in the forward-looking statements.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.”  These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CASB of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CASB’s results.  These statements are representative only on the date hereof, and CASB undertakes no obligation to update any forward-looking statements made.

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Cascade Financial – 1Q09 Results
April 21, 2009

BALANCE SHEET
(Dollars in thousands except per share amounts) (Unaudited)	March 31, 2009	December 31, 2008	Three Month Change	March 31, 2008	One Year Change

ASSETS
Cash and due from banks	$10,267	$11,859	-13%	$13,235	-22%
Interest-bearing deposits/Fed funds sold	42,166	41,607	1%	9,256	356%

Securities available-for-sale	196,391	123,678	59%	117,509	67%
Securities held-to-maturity	76,195	120,594	-37%	134,574	-43%
Federal Home Loan Bank (FHLB) stock	11,920	11,920	0%	11,920	0%
Total securities	284,506	256,192	11%	264,003	8%
Loans
Business	477,220	485,060	-2%	469,940	2%
R/E construction	342,796	406,505	-16%	411,189	-17%
Commercial R/E	176,356	122,951	43%	115,087	53%
Multifamily	96,758	86,864	11%	26,964	259%
Home equity/consumer	30,567	30,772	-1%	28,142	9%
Residential	127,176	126,089	1%	101,768	25%
Total loans	1,250,873	1,258,241	-1%	1,153,090	8%
Deferred loan fees	(2,774)	(3,069)	-10%	(3,722)	-25%
Allowance for loan losses	(25,020)	(16,439)	52%	(12,544)	99%
Loans, net	1,223,079	1,238,733	-1%	1,136,824	8%
REO and other repossessed assets	9,082	1,446	528%	-	NM
Premises and equipment	15,413	15,463	0%	15,222	1%
Bank owned life insurance	23,860	23,638	1%	22,890	4%
Deferred tax asset	11,984	9,828	22%	1,894	533%
Other assets	13,938	13,475	3%	14,624	-5%
Goodwill	24,585	24,585	0%	24,585	0%
Core deposit intangible, net	458	493	-7%	599	-24%
Total assets	$1,659,338	$1,637,319	1%	$1,503,132	10%

LIABILITIES AND EQUITY
Liabilities:
Deposits
Personal checking accounts	$129,549	$102,123	27%	$64,827	100%
Business checking accounts	143,430	84,720	69%	84,247	70%
Total checking accounts	272,979	186,843	46%	149,074	83%
Savings and money market accounts	135,917	204,035	-33%	358,646	-62%
Certificates of deposit	606,467	615,904	-2%	443,755	37%
Total deposits	1,015,363	1,006,782	1%	951,475	7%
FHLB advances	249,000	249,000	0%	249,000	0%
Federal Reserve borrowings	60,000	40,000	50%	20,000	200%
Securities sold under agreement to repurchase	146,495	146,390	0%	120,633	21%
Jr. Sub. Deb. (Trust Preferred Securities)	15,465	15,465	0%	15,465	0%
Jr. Sub. Deb. (Trust Preferred Securities), at fair value	8,720	10,510	-17%	11,117	-22%
Other liabilities	8,129	9,050	-10%	11,732	-31%
Total liabilities	1,503,172	1,477,197	2%	1,379,422	9%

Equity:
Senior preferred stock	36,721	36,616	0%	-	NM

Common stockholders' equity:
Common stock and paid in capital	41,027	40,901	0%	40,591	1%
Retained earnings	75,423	80,876	-7%	83,822	-10%
Warrants issued to US Treasury	2,389	2,389	0%	-	NM
Accumulated other comprehensive gain (loss), net	606	(660)	-192%	(703)	-186%
Total common stockholders' equity	119,445	123,506	-3%	123,710	-3%
Total equity	156,166	160,122	-2%	123,710	26%
Total liabilities and equity	$1,659,338	$1,637,319	1%	$1,503,132	10%

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Cascade Financial – 1Q09 Results
April 21, 2009

INCOME STATEMENT	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Dollars in thousands except per share amounts) (Unaudited)	March 31, 2009	December 31, 2008	Change	March 31, 2008	Change

Interest income	$21,410	$22,419	-5%	$23,014	-7%
Interest expense	10,291	11,291	-9%	12,539	-18%
Net interest income	11,119	11,128	0%	10,475	6%
Provision for loan losses	13,875	2,400	478%	2,390	481%
Net interest income after provision for loan losses	(2,756)	8,728	-132%	8,085	-134%
Other income
Checking fees	1,112	1,208	-8%	1,036	7%
Service fees	249	266	-6%	231	8%
Bank owned life insurance	239	266	-10%	260	-8%
Gain on sale of securities	118	2	5800%	464	-75%
Gain on sale of loans	39	9	333%	37	5%
Fair value gains	1,790	25	7060%	305	487%
Gain/(loss) on sale of real estate	(54)	-	NM	-	NM
Other	117	114	3%	121	-3%
Total other income	3,610	1,890	91%	2,454	47%

Total income	854	10,618	-92%	10,539	-92%

Compensation expense	3,605	3,505	3%	3,641	-1%
Other operating expenses	3,351	3,339	0%	3,268	3%
FDIC insurance and WPDPC assessment	759	349	117%	26	2819%
OTTI charge	858	-	NM	-	NM
Total other expense	8,573	7,193	19%	6,935	24%

Net (loss) income before (benefit) provision for income tax	(7,719)	3,425	-325%	3,604	-314%

(Benefit) provision for income tax	(2,902)	964	-401%	990	-393%

Net (loss) income	$(4,817)	$2,461	-296%	$2,614	-284%

Dividends/senior preferred stock	$482	$216	123%	-	NM

Income available for common stock holders	$(5,299)	$2,245	-336%	$2,614	-303%

EARNINGS PER SHARE INFORMATION

Earnings per share, basic	$(0.44)	$0.19	-335%	$0.22	-302%
Earnings per share, diluted	$(0.44)	$0.19	-336%	$0.21	-304%

Weighted average number of shares outstanding
Basic	12,100,584	12,071,032		12,035,806
Diluted	12,100,584	12,119,401		12,206,374

	Quarter Ended	Quarter Ended	Quarter Ended
PERFORMANCE MEASURES AND RATIOS	March 31, 2009	December 31, 2008	March 31, 2008
Return on average common equity	-17.01%	7.33%	8.42%
Return on average tangible common equity	-21.30%	9.22%	10.50%
Return on average assets	-1.20%	0.62%	0.71%
Efficiency ratio*	52.38%	55.25%	53.64%
Net interest margin	3.03%	3.01%	3.02%
*Excludes OTTI charge

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Cascade Financial – 1Q09 Results
April 21, 2009

(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended
AVERAGE BALANCES	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Average assets	$1,634,314	$1,580,279	$1,472,087
Average earning assets	1,490,698	1,469,312	1,397,180
Average total loans	1,259,331	1,226,143	1,130,012
Average deposits	973,214	979,591	927,501
Average equity (including sr. preferred stock)	161,253	137,164	124,771
Average common equity (excluding sr. preferred stock)	124,574	122,513	124,771
Average tangible common equity (excluding sr. preferred stock)	99,511	97,416	99,566

ASSET QUALITY	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Nonperforming loans (NPLs)	$50,602	$40,278	$17,268
Nonperforming loans/total loans	4.05%	3.20%	1.50%
Real estate/repossessed assets owned	$9,082	$1,446	$154
Nonperforming assets	$59,684	$41,724	$17,422
Nonperforming assets/total assets	3.60%	2.55%	1.16%
Net loan charge-offs in the quarter	$5,299	$506	$1,506
Net charge-offs in the quarter/total loans	0.42%	0.04%	0.13%

Allowance for loan losses	$25,020	$16,439	$12,544
Plus: Allowance for off-balance sheet commitments	88	93	135
Total allowance for loan losses	$25,108	$16,532	$12,679
Total allowance for loan losses/total loans	2.01%	1.31%	1.10%
Total allowance for loan losses/nonperforming loans	50%	41%	73%

EQUITY ANALYSIS	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Total equity	$156,166	$160,122	$123,710
Less: senior preferred stock	36,721	36,616	-
Total common equity	119,445	123,506	123,710
Less: goodwill and intangibles	25,043	25,078	25,184
Tangible common equity	$94,402	$98,428	$98,526

Common stock outstanding	12,110,434	12,071,032	12,047,927
Book value per common share	$9.86	$10.23	$10.27
Tangible book value per common share	$7.80	$8.15	$8.18

Capital/asset ratio (inc. jr. sub. deb.)	10.92%	11.31%	10.00%
Capital/asset ratio (Tier 1, inc. jr. sub. deb.)	9.66%	10.30%	8.51%
Tangible cap/asset ratio (ex. jr. sub. deb. and pref. stock)	5.78%	6.11%	6.67%
Risk based capital/risk weighted asset ratio	13.02%	13.26%	10.45%

	Quarter Ended
INTEREST SPREAD ANALYSIS	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Yield on total loans	5.87%	6.16%	6.87%
Yield on investments	5.12%	5.35%	5.65%
Yield on earning assets	5.83%	6.07%	6.62%

Cost of deposits	2.07%	2.53%	3.45%
Cost of FHLB advances	4.33%	4.18%	4.28%
Cost of Federal Reserve borrowings	0.28%	1.08%	3.62%
Cost of securities sold under agreement to repurchase	5.74%	5.01%	4.22%
Cost of jr. sub. debentures	8.28%	8.12%	7.94%
Cost of interest-bearing liabilities	3.02%	3.33%	4.03%

Net interest spread	2.81%	2.74%	2.59%
Net interest margin	3.03%	3.01%	3.02%

Note:  Transmitted on Globe Newswire at 1:00 p.m. PDT on April 21, 2009.